                                                                    Exhibit 99.1


                     Shore Financial Corporation Announces
                    Board Authorization for Stock Repurchase

ONLEY, Virginia, November 16, 2000 (Nasdaq SHBK). Shore Financial Corporation announced today that its Board of Directors has authorized the repurchase of up to 90,000 shares of its outstanding common stock. The Company will repurchase for cash its shares on the open market or in privately negotiated transactions, from time to time, subject to market conditions.

Scott C. Harvard, President and Chief Executive Officer of Shore Financial, said, "The Board of Directors believes the current market price of the Company's stock does not take into account the Company's success to date and understates the current and long-term value of the stock. We therefore believe establishing this repurchase program is a good investment of available funds and in the best interests of our shareholders."

The repurchase program will continue for twelve months, unless sooner terminated by the Board. The Company anticipates that any repurchased shares will be held in treasury for general corporate purposes. At September 30, 2000, the Company had 1,834,812 shares outstanding.

Shore Financial Corporation is the only publicly traded company with headquarters on the Eastern Shore of Virginia. Its banking subsidiary, Shore Bank, serves the Eastern Shore of Maryland and Virginia through seven full service banking facilities, six ATMs and a twenty-four hour telephone banking service. Shore Bank offers a full range of commercial banking services along with non deposit investment products through its wholly owned subsidiary, Shore Investments, Inc. The company stock symbol is "SHBK" and the bank can be found on the World Wide Web at www.shorebank.com.

This press release and certain information provided periodically in writing by the Company contain certain "forward-looking statements" as defined in the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include statements regarding intent, belief or current expectations of the Company, its directors and officers with respect to, among other things: the current and long-term value of the Company, the number of shares to be repurchased, the timing thereof and the Company's future performance. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.